UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to § 240.14a-12

PMA Capital Corporation
(Name of Registrant as Specified In Its Charter)

     N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A

[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

®

1735 Market Street, Suite 2800
Philadelphia, PA 19103-7590

_________________

Notice of 2004 Annual Meeting of Shareholders
To Be Held May 12, 2004

_________________

Dear PMA Capital Shareholder:

        On Wednesday, May 12, 2004, we will hold our Annual Meeting of Shareholders at the Pyramid Club, 1735 Market Street, 52nd Floor, Philadelphia, PA 19103. The Annual Meeting will begin at 9:00 a.m., local time.

        We are holding the Annual Meeting to:

1. Elect five directors to serve until the 2007 Annual Meeting and until their successors are elected;

2. Vote upon a proposal to approve the PMA Capital Corporation Directors Stock Compensation Plan; and

3. Ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2004.

        The Board recommends that you vote FOR items 1, 2 and 3. We will also transact any other business properly presented at the meeting and any adjournments.

        Only shareholders of record at the close of business on March 15, 2004 are entitled to vote at the Annual Meeting and any adjournments. A copy of our 2003 Annual Report to shareholders accompanies this notice.

April 9, 2004	By Order of the Board of Directors, Neal C. Schneider Chairman of the Board

You are cordially invited to attend the meeting. Whether or not you plan to attend in person, please mark, date, sign and mail the enclosed proxy. A return envelope requiring no postage is enclosed for your convenience.

i

PMA CAPITAL CORPORATION
1735 Market Street, Suite 2800
Philadelphia, PA 19103-7590
_________________

Proxy Statement
_________________

GENERAL INFORMATION ABOUT OUR ANNUAL MEETING

        You are being sent this proxy statement and the enclosed proxy in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting and at any adjournments. The approximate date of mailing of this proxy statement and the enclosed proxy is April 9, 2004.

        When and where is the Annual Meeting?

The Annual Meeting will be held on Wednesday, May 12, 2004, at 9:00 a.m., local time. The Annual Meeting will be held at the Pyramid Club, 1735 Market Street, 52nd Floor, Philadelphia, Pennsylvania 19103.

        What proposals am I being asked to vote on?

You are being asked to vote on three proposals:

1.	The election of five directors to serve until the 2007 Annual Meeting and until their successors are elected;

2.	The approval of the PMA Capital Corporation Directors Stock Compensation Plan; and

3.	The ratification of the appointment of our independent auditors for 2004.

You can find information about these proposals in this proxy statement.

        Who is entitled to vote at the Annual Meeting?

Only holders of record of PMA Capital Class A common stock as of the close of business on March 15, 2004 are entitled to vote at the Annual Meeting. As of the close of business on March 15, 2004, we had outstanding 31,334,403 shares of Class A common stock. Each holder of Class A common stock is entitled to cast one vote for each share of Class A common stock held.

        What constitutes a quorum?

In order to transact business at the Annual Meeting, we must have a “quorum,” or the presence of a prescribed number of voting shares. The holders of Class A common stock representing a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. If you submit a properly executed proxy card, even if you abstain from voting or withhold your vote, you will be considered present at the Annual Meeting, and therefore, part of the quorum. Broker non-votes will also be counted as part of the quorum. Generally, broker non-votes occur when a broker does not receive voting instructions with respect to a proposal from a beneficial owner and does not have discretionary authority to vote on that proposal.

        How do I vote?

There are two ways to vote:

1.	In person. Attend the Annual Meeting and vote your shares, or send a personal representative with an appropriate proxy.

If you hold your shares in “street name” (i.e., through a broker-dealer or other financial institution) and you want to vote at the Annual Meeting, you will need to obtain a proxy form from the institution that holds your shares.

If you hold share equivalents through the PMA Capital Stock Fund of the PMA Capital Corporation 401(k) Plan, you cannot vote your share equivalents at the Annual Meeting. Instructions on voting 401(k) share equivalents are described in more detail below.

2.

By mail. Mark, date, sign and mail the enclosed proxy card in the prepaid envelope. If you return your proxy card but do not mark your voting preference, the individuals named as proxies will vote your shares for each item described in this proxy statement.

        Can I revoke my proxy and change my vote after I return my proxy card?

Yes. There are three ways to revoke your proxy:

1.	In person. You may revoke a previously submitted proxy vote by attending and voting in person or by personal representative with an appropriate proxy card at the Annual Meeting.

2.

In writing. You may give written notice of your revocation to our Corporate Secretary, which must be received before the Annual Meeting begins. Your letter should contain the name in which your shares are registered, the date of the proxy you are revoking, your new voting instructions and your signature.

3.	By proxy. You may revoke your proxy by submitting a later-dated proxy card. We must receive the later-dated proxy card before the Annual Meeting begins.

        How do I vote my 401(k) shares?

If you have invested in the PMA Capital Stock Fund of the PMA Capital Corporation 401(k) Plan, you do not actually own shares of Class A common stock; Vanguard Fiduciary Trust Company, the plan trustee, does. However, you do have “pass through voting rights” based on the amount of money you have invested in the PMA Capital Stock Fund.

You may exercise your pass through voting rights only by completing the proxy card from the Plan’s trustee mailed with this proxy statement. The proxy card acts as a voting instruction to the Plan’s trustee. The trustee must receive your instructions prior to the Annual Meeting to vote your share equivalents in accordance with your instructions. If your voting instructions are not received by the date that the trustee specifies, the trustee will vote the share equivalents credited to your account in the same proportion that it votes share equivalents for which it did receive timely instructions.

        What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. For example, if you hold share equivalents through the PMA Capital Corporation 401(k) Plan and you hold shares directly as a record holder, you will receive two sets of proxy materials, including two proxy cards. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

        How will voting on any other business be conducted?

Although we do not presently know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to the proxies named in the proxy to vote on such matters in their discretion.

        Who pays for the cost of this proxy solicitation?

PMA Capital will pay the cost of soliciting proxies. Solicitation will be made by mail and may also be made on our behalf by our officers, directors and employees in person or by telephone. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses for sending proxies and proxy materials to beneficial owners.

        Will the Annual Meeting be accessible through the Internet?

Yes. We will provide “real time” access to the Annual Meeting through webcasting. This will allow you to hear the Annual Meeting without actually being present in Philadelphia, Pennsylvania. Please note that the webcast will be in “listen only” mode. This means that shareholders listening to the Annual Meeting through the webcast will not be able to ask questions or vote their shares as if present at the Annual Meeting. Further, shareholders accessing the Annual Meeting through the webcast will not be counted for purposes of determining whether a quorum is present. Therefore, even if you intend to access the meeting through the webcast, it is very important that you complete and return your proxy card prior to the Annual Meeting.

To access the Annual Meeting through our webcast, please visit the Investor Information section of our website at www.pmacapital.com or call our Investor Relations department at 215-665-5046 for further information.

BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK

Principal Beneficial Owners of Class A Common Stock

        The following table shows, as of December 31, 2003, those shareholders known to us to beneficially own more than 5% of the outstanding shares of Class A common stock.

Name & Address	Class A Common Stock	Percent of Class

NWQ Investment Management Co.LLC (1)
2049 Century Park East	3,149,414	10.1%
Los Angeles, CA 90067-3103

PMA Foundation (2)
225 State Street	2,165,471	6.9%
Harrisburg, PA 17101

Berno, Gambal & Barbee, Inc. (1)
1100 North Glebe Road, Ste. 1040	1,774,073	5.7%
Arlington, VA 22201

__________

(1)	This information was reported on Schedule 13G filed with the Securities and Exchange Commission.
(2)	As of March 8, 2004.

Beneficial Ownership by Directors and Executive Officers

        The following table shows, as of March 1, 2004, the shares and percentage of our Class A common stock beneficially owned by:

•	each director and each nominee for director,

•	each executive officer named in the Summary Compensation Table on page 14, and

•	all of our executive officers and directors as a group.

        The “beneficial owner” of a share is the one that exercises voting or investment power over the security, even if someone else is the record owner.

Name of Individual or Identity of Group	Class A Common Stock Beneficially Owned		Percent of Class

Peter S. Burgess	--		*
Joseph H. Foster	17,025	(1)	*
Thomas J. Gallen	2,000	(2)	*
Anne S. Genter	1,700		*
Richard Lutenski	--		*
James F. Malone III	1,242,300		4.0%
John W. Miller, Jr., M.D.	581,500	(3)	1.9%
Edward H. Owlett	754,300	(4)	2.4%
Roderic H. Ross	11,050		*
L.J. Rowell, Jr.	3,001	(5)	*
Neal C. Schneider	1,000		*
Mark M. Wilcox	207,592	(6)	*
Vincent T. Donnelly	185,633	(7)	*
William E. Hitselberger	28,233	(8)	*
Robert L. Pratter	70,930	(9)	*
Frederick W. Anton III**	370,908	(10)(11)	1.2%
John W. Smithson**	669,062	(12)	2.1%
Stephen G. Tirney**	294,871	(13)	*
All executive officers and directors as a group (18 persons)	4,441,094	(14)	13.8%

_________________

*	Less than 1%.
**	Resigned as executive officers.

(1)

Does not include approximately 9,100 share equivalents, which track the economic performance of the Class A common stock but do not carry voting rights, owned through the Deferred Compensation Plan for Non-Employee Directors and which are payable in cash only.

(2)

Does not include approximately 1,605 share equivalents, which track the economic performance of the Class A common stock but do not carry voting rights, owned through the Deferred Compensation Plan for Non-Employee Directors and which are payable in cash only.

(3)	Includes 200,000 shares held by Dr. Miller’s wife.
(4)

Includes: (i) 407,770 shares of Class A common stock held in certain Owlett family trusts; (ii) 28,500 shares of Class A common stock held by Mr. Owlett’s wife; (iii) 34,630 shares of Class A common stock held jointly by Mr. Owlett and his wife; and (iv) 6,800 shares of Class A common stock held in non-family trusts for which Mr. Owlett serves as trustee. Mr. Owlett disclaims beneficial ownership of the shares held by his wife, of 296,700 shares of Class A common stock held by one of his family trusts and of all the shares held in the non-family trusts.

(5)

Does not include approximately 2,054 share equivalents, which track the economic performance of the Class A common stock but do not carry voting rights, owned through the Deferred Compensation Plan for Non-Employee Directors and which are payable in cash only.

(6)

Includes 146,066 shares of Class A common stock held jointly by Mr. Wilcox and his wife and 3,900 shares of Class A common stock held in a charitable remainder trust of which Mr. Wilcox is a trustee and to which he disclaims beneficial ownership.

(7)	Includes options to purchase 161,750 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of March 1 under our equity incentive plans.
(8)	Includes options to purchase 25,650 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of March 1 under our equity incentive plans.
(9)

Includes 3,500 shares of Class A common stock held by Mr. Pratter’s child who resides in his household and to which Mr. Pratter disclaims beneficial ownership, and options to purchase 51,500 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of March 1 under our equity incentive plans.

(10)

Includes 32,500 shares of Class A common stock held by a private charitable foundation of which Mr. Anton is the sole trustee and 125,000 shares of Class A common stock held in grantor retained annuity trusts of which Mr. Anton is a co-trustee.

(11)	Includes options to purchase 175,000 shares of Class A common stock that are currently exercisable.
(12)

Includes (i) 52,900 shares of Class A common stock held by Mr. Smithson’s wife; (ii) 8,480 shares of Class A common stock held in a trust for Mr. Smithson’s children of which Mr. Smithson’s wife serves as trustee and to which Mr. Smithson disclaims beneficial ownership; and options to purchase 424,400 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of March 1 under our equity incentive plans.

(13)

Includes (i) 48,000 shares of Class A common stock held by Mr. Tirney’s wife; (ii) an aggregate of 12,500 shares held by Mr. Tirney’s children who reside in his household; and (iii) options to purchase 133,125 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of March 1 under our equity incentive plans.

(14)

Includes options to purchase 971,925 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of March 1 under our equity incentive plans, but does not include share equivalents under the Deferred Compensation Plan for Non-Employee Directors.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

        As of the date of this proxy statement, our Board of Directors consists of 13 members and is divided into three classes. Each director is elected for a three-year term and until the director’s successor has been duly elected. The current three-year terms of our directors expire in the years 2004, 2005 and 2006.

        Our Board of Directors has determined that all of our current directors, except for Vincent T. Donnelly, Joseph H. Foster and James F. Malone III meet the definition of “independent director” under the applicable listing standards of the National Association of Securities Dealers and American Stock Exchange. Mr. Donnelly is an executive officer and Messrs. Foster and Malone are partners in law firms with which we do business. See “Certain Transactions” for more information.

        The Board of Directors met six times in 2003. The Board of Directors has four standing committees: an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. During 2003, each director attended at least 75% of the total number of meetings of the Board of Directors and all committees on which the director served. The Board of Directors has adopted a policy effective for the 2004 Annual Meeting that all directors make a reasonable effort to attend each annual meeting of shareholders. Eight of thirteen directors attended last year’s Annual Meeting.

        During 2003, our Board of Directors met four times in executive session without management present. Beginning in 2004, our Board’s policy is for the independent directors to meet in executive session at least two times a year.

        We have had a Business Ethics and Practices Policy in place, which covers all officers and employees, for some time. This policy expresses our commitment to maintaining the highest legal and ethical standards in the conduct of our business. In 2003, we enhanced our Business Ethics and Practices Policy by adopting a Code of Ethics for the Chief Financial Officer and Senior Financial Officers. In addition, in early 2004, our Board of Directors adopted a separate Code of Ethics for Directors. Copies of our ethics policies can be found on our website www.pmacapital.com. Any amendment to or waiver from the provisions of the Code of Ethics for the Chief Financial Officer and Senior Financial Officers will be disclosed on our website www.pmacapital.com.

        The Board of Directors has also implemented a process by which our shareholders can send communications to the Board. All communications should be sent to PMA Capital Corporation Board of Directors, c/o Robert L. Pratter, Senior Vice President, General Counsel and Secretary, Suite 2800, 1735 Market Street, Philadelphia, PA 19103. The Corporate Secretary will review the communication and forward it directly to the Chairman of the Board or to an individual director named in such communication, unless the communication is hostile, illegal, or similarly inappropriate in which case the Corporate Secretary has the discretion to discard the communication. Any complaint regarding accounting, internal accounting control or auditing matters that are submitted to the Corporate Secretary will be forwarded to the Chairman of the Audit Committee. Shareholders may also utilize our AlertLine to anonymously forward such complaints to our Audit Committee. Information regarding AlertLine is available on our website under www.pmacapital.com.

ITEM 1. ELECTION OF DIRECTORS

        The five directors whose terms expire at the Annual Meeting are to be elected for terms expiring at the 2007 Annual Meeting. All of the nominees are currently directors and each has consented to serve as a director if elected. Richard Lutenski was elected to the Board in February 2004 to fill the vacancy created by the retirement of Louis N. McCarter III as a director in February 2004. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by the Board of Directors for the unexpired term.

        Peter S. Burgess and Vincent T. Donnelly were elected to the Board in February 2004 to fill the vacancies created by the resignations from the Board of our former Chairman, Frederick W. Anton III, and our former Chief Executive Officer, John W. Smithson. Paul I. Detwiler, Jr., also retired from the Board in February 2004. Mr. Owlett is the uncle of Mr. Wilcox.

        The names of the nominees for director and the directors who will continue in office after the Annual Meeting, together with certain information regarding them, are as follows:

Nominees for Election

Nominees for Election in Office with Terms Expiring at the 2007 Annual Meeting

Thomas J. Gallen, age 63	Director since 2000

        Mr. Gallen was Chief Executive Officer of USI Mid-Atlantic, an insurance and financial services broker, from January 1997 until his retirement in May 2000. From October 1980 until December 1996, he served as Chief Financial Officer, Secretary, Treasurer and Director of McCrea & Gallen, an insurance agency. Mr. Gallen was a self-employed insurance business consultant from 2000 until his retirement in December 2001.

Richard Lutenski, age 53	Director since 2004

        Mr. Lutenski has been Managing Director and Chief Operating Officer of RISC Ventures, an investment and advisory firm that specializes in assessing and developing reinsurance and capital market solutions to complex risk issues. From 1999 to 2001, he was Executive Vice President and Chief Financial Officer of Enhance Financial Services Group, a financial guaranty and specialty firm. From 1995 to 1999, Mr. Lutenski was Chief Financial Officer of Crum & Forster Insurance Group.

John W. Miller, Jr., M.D., age 69	Director since 1988

        Dr. Miller is a physician and was President of Ear, Nose and Throat Associates of Lancaster from 1970 until his retirement in October 1998.

Edward H. Owlett, age 77	Director since 1964

        Mr. Owlett has been President of Owlett & Lewis, P.C., a law firm, since 1981.

Neal C. Schneider, age 59	Director since 2003

        Mr. Schneider was elected non-executive Chairman of the Board in November 2003. He has been a director of Conseco, Inc. since September 2003. He was a partner in Smart and Associates, LLP, a financial, operational and technology consulting firm from July 2002 to June 2003. Between August 2000 and June 2002, Mr. Schneider was an independent consultant. He was a partner in Arthur Andersen LLP from September 1980 until his retirement in August 2000, serving for a period of time as partner-in-charge of Arthur Andersen’s worldwide insurance industry practice.

Vote Requirement

        The five nominees who receive the highest number of votes cast by the holders of Class A common stock entitled to vote will be elected as directors. Votes withheld and broker non-votes are not counted toward a nominee’s total.

The Board of Directors recommends that you vote FOR each of the nominees.

Directors Continuing in Office

Directors Continuing in Office with Terms Expiring at the 2005 Annual Meeting

Peter S. Burgess, age 61	Director since 2004

        Mr. Burgess has been an advisor on technical and governance issues to insurance companies and their audit committees since 1999. Prior to 1999, he was an accountant and partner in Arthur Andersen LLP for 35 years, where he served as audit partner for many of its insurance company and financial services clients.

Anne S. Genter, age 69	Director since 1991

        Ms. Genter has been owner and President of Anne S. Genter Interior Design, an interior design company, since 1975.

Roderic H. Ross, age 73	Director since 1981

        Mr. Ross was Chairman of the Board and Chief Executive Officer of Keystone State Life Insurance Company from 1985 until his retirement in July 2000.

Mark M. Wilcox, age 52	Director since 2003

        Mr. Wilcox has been an independent management consultant since 1999. From 1976 to 1990, he was an attorney and partner of Drinker Biddle LLP, a law firm.

Directors Continuing in Office with Terms Expiring at the 2006 Annual Meeting

Vincent T. Donnelly, age 51	Director since 2004

        Mr. Donnelly has served as President and Chief Executive Officer since February 2004 and was head of the Interim Office of the President from November 2003 to February 2004. He has also served as President and Chief Operating Officer of The PMA Insurance Group since February 1997, and has served as Executive Vice President of the PMA Capital Insurance Company since November 2000. He served as Senior Vice President-Finance and Chief Actuary of The PMA Insurance Group from 1995 to 1997.

Joseph H. Foster, age 75	Director since 1982

        Mr. Foster has been an attorney and partner of White & Williams, LLP, a law firm, since 1958.

James F. Malone III, age 60	Director since 1974

        Mr. Malone has been a partner of Malone, Larchuk & Middleman, P.C., a law firm, since 1997, and from 1980 to 1997 was a partner of Dickie, McCamey & Chilcote, P.C., a law firm.

L. J. Rowell, Jr., age 71	Director since 1992

        Mr. Rowell was Chairman, President and Chief Executive Officer of Provident Mutual Life Insurance Company from 1992 until his retirement in July 1996.

COMMITTEES OF THE BOARD

        In March 2004, the Board of Directors reconstituted the standing committees of the Board and decided that the Stock Option Committee’s duties should be transferred to the Compensation Committee. Accordingly, the Stock Option Committee will no longer be a standing committee of the Board. However, the reports of the Audit Committee and the Compensation and Stock Option Committees included in this proxy statement are given over the names of the prior members who prepared such reports.

Executive Committee

Messrs. Donnelly, Malone, Miller, Owlett and Schneider are the members of the Executive Committee. Mr. Malone is Chairman of the Executive Committee. The Executive Committee met ten times in 2003. The Executive Committee has the authority to take all actions that may be taken by the full Board of Directors between Board of Directors' meetings consistent with Pennsylvania law and our Restated Articles of Incorporation and Bylaws.

Audit Committee

        Messrs. Burgess, Owlett, Rowell and Schneider are the current members of the Audit Committee. Mr. Burgess was appointed to the Committee and elected as its Chairman in March 2004. The Audit Committee met fourteen times in 2003. All of the Committee members are independent as defined in the applicable listing of standards of the National Association of Securities Dealers and American Stock Exchange. Our Board of Directors has determined that Messrs. Burgess and Schneider meet the Securities and Exchange Commission’s criteria of an “audit committee financial expert” based on each of their extensive experience in public accounting, including acting as audit partners for many insurance and financial services clients. The Audit Committee’s duties, which are included in its written charter, include:

•	Reviewing with our management and independent auditors the audited annual financial statements and the unaudited quarterly financial statements.
•

In consultation with the independent auditors, management and the internal auditor, reviewing the integrity of our financial reporting processes as well as the adequacy of internal controls with respect to those processes.

•	Reviewing any material changes to our accounting principles and practices.
•	Selecting, evaluating and, where appropriate, replacing our independent auditors, and approving the independent auditors’ fees.
•	Reviewing with our independent auditors the written statement regarding their independence.
•	Pre-approving all audit and permitted non-audit services, which pre-approval may be delegated to one or more Committee members.

Nominating and Corporate Governance Committee

        Ms. Genter and Messrs. Miller, Ross and Wilcox are the members of the Nominating and Corporate Governance Committee. Mr. Ross is the Chairman. The Nominating and Corporate Governance Committee met one time in 2003. All of the Committee members are independent as defined in the applicable listing standards of the National Association of Securities Dealers and American Stock Exchange. The Nominating and Corporate Governance Committee has a written charter, which is available on our website at www.pmacapital.com. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	Nominating candidates to stand for election to the Board of Directors at the Annual Meeting.
•	Nominating candidates to fill vacancies on the Board of Directors between meetings of shareholders.
•	Establishing the criteria and qualifications for directors.
•	Developing and recommending to the Board corporate governance guidelines.
•	Reviewing the Board’s committee structures and recommending committee members.
•	Reviewing with the Compensation Committee and Chairman of the Board the job performance of the Company’s senior executives.
•	Establishing procedures for shareholder recommendations of nominees to the Board.

        The Nominating and Corporate Governance Committee is currently developing policies and procedures with respect to minimum qualifications and specific qualifications and skills for director nominees to possess. Currently, nominees are proposed to the Nominating and Corporate Governance Committee by either current directors or our management. The Nominating and Corporate Governance Committee has not previously used a search firm, although it has discretion to do so. The Nominating and Corporate Governance Committee will consider shareholder suggestions for the nominations of directors to the extent that a shareholder is a shareholder of record at the time of giving the notice and is entitled to vote for the election of directors at an annual meeting, and the recommended nominee otherwise meets any criteria and qualifications established for directors. Although shareholders may suggest nominees at any time, in order for a nomination to be considered for the upcoming annual meeting, the nominating shareholder must provide our Corporate Secretary notice of the nomination no later than the closing of business on the 90th day before the date of our proxy statement in connection with the previous year’s annual meeting. The notice should be sent to PMA Capital Corporation, c/o Robert L. Pratter, Secretary, Suite 2800, 1735 Market Street, Philadelphia, PA 19103. The notice must provide:

•	the nominee’s name and address;
•

all information required to be disclosed in solicitation of proxies for election of directors, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•	the nominee’s written consent to serve as a director, if elected;
•	the name of the nominating shareholder, and the beneficial owner, if different;
•	the number of shares which are owned of record or beneficially by the nominating shareholder; and
•	a description of all arrangements and understandings between the nominating shareholder and any beneficial owner and any other person or persons pursuant to which the nomination is made.

        The Corporate Secretary will forward shareholder nominations to the Nominating and Corporate Governance Committee for its review. The Nominating and Corporate Governance Committee may request to meet with any shareholder nominee. If the Nominating and Corporate Governance Committee determines that a nominee should be considered as a director, it will recommend the nominee to the full Board of Directors. The Board of Directors may accept or reject the proposed nominee.

Compensation Committee

        Messrs. Gallen, Owlett, Rowell and Wilcox are the members of the Compensation Committee. Mr. Rowell is the Chairman. All of the Committee members are independent as defined in the applicable listing standards of the National Association of Securities Dealers and American Stock Exchange. The Compensation Committee met four times in 2003. The former Stock Option Committee's duties have been assigned to the Compensation Committee, and the Stock Option Committee was not reconstituted in 2004. The Compensation Committee's duties include:

•	Reviewing and recommending cash compensation plans.
•	Reviewing and approving the cash compensation of our executive officers, including our Chief Executive Officer.
•	Establishing performance goals for executive officer incentive-based cash compensation and certifying whether the performance goals have been met.
•	Approving the grant of awards under, and determining participants in, our equity incentive plans.
•	Establishing performance goals for awards under our equity incentive plans.

DIRECTOR COMPENSATION

        In addition to reimbursing non-employee directors for expenses of attendance, in 2004 non-employee directors are being compensated according to the following schedule:

Board of Directors
Chairman's Annual Retainer	$200,000
Member Annual Retainer	$ 32,000
Meeting Fee	$ 2,000

Executive Committee
Chair Annual Retainer	$ 5,000
Member Annual Retainer	$ 2,500
Meeting Fee	$ 1,000

Audit and Compensation Committees
Chair Annual Retainer	$ 10,000
Member Annual Retainer	$ 5,000
Meeting Fee	$ 1,500

Nominating and Corporate Governance Committee
Meeting Fee	$ 1,000

        In 2004, the Board of Directors engaged an independent compensation consultant to conduct a review of our Board’s compensation structure for non-employee directors as compared to other property and casualty insurance companies as well as companies across other industries. The purpose of the review was to allow the Board to determine if its current cash compensation structure was competitive with the director compensation of other companies. The Board believes that a competitive Board compensation structure is necessary to enable us to attract, motivate and retain highly qualified individuals to serve as directors. The independent study concluded that our cash compensation for non-employee directors was competitive with cash compensation for other surveyed companies, but that the total compensation was not competitive because of the lack of an equity compensation component as part of our Board compensation structure. Based on the results of the review, the Board approved the cash compensation set forth in the above table. The Board also determined that adding an equity compensation component was necessary to be competitive and to attract, motivate and retain highly qualified directors and would better align the non-employee directors’ interests with those of shareholders. Accordingly, on March 10, 2004, the Board adopted, subject to shareholder approval at this Annual Meeting, the Directors Stock Compensation Plan.

        If the Directors Stock Compensation Plan is approved by Shareholders at the Annual Meeting, the Board of Directors intends to initially require that non-employee directors who beneficially own less than 100,000 shares of Class A common stock receive 50% of the Annual Board Retainer in Class A common stock. Non-employee directors who beneficially own 100,000 or more shares of Class A common stock may elect to receive up to 50% of their Annual Retainer in cash or shares of Class A common stock. In addition, any non-employee director first elected after January 1, 2004 would receive shares of Class A common stock subject to restrictions on transfer that lapse over a three-year period, equal in value to $100,000 divided by the fair market value of the Class A common stock on the date he/she is first elected to the Board (rounded up to the nearest whole share). Further, if the Plan is approved, the Board intends to grant the Chairman of the Board a one-time grant of 50,000 shares of Class A Common Stock, subject to restrictions on transfer that lapse over a two-year period. For further information about the Directors Stock Compensation Plan, see “Item 2 – Approval of Directors Stock Compensation Plan.” The Board has also adopted share ownership requirements for the non-employee directors that require all non-employee directors to beneficially own shares of Class A common stock equal to 2.5 times the Board’s Annual Retainer within a five-year period from election to the Board or for continuing directors from March 10, 2004.

        Directors may defer their cash retainers and meeting and committee fees under our Deferred Compensation Plan for Non-employee Directors. Deferred compensation is credited at the same rates of return earned on employee participant contributions to funds offered under the PMA Capital Corporation 401(k) Plan. All deferred compensation plan payments are in cash.

        A member who undertakes a special or a committee assignment on behalf of the Board or Committee is eligible to receive such additional fees as the Board may approve. In February 2003, the Compensation Committee approved an additional fee of $9,000 to be paid to Mr. Schneider for handling a special assignment for the Audit Committee. In May 2003, Mr. Schneider was paid an additional special fee at a rate of $200,000 per annum for assuming the role of lead director. In November 2003, Mr. Schneider was elected as non-executive Chairman of the Board, and the Board approved an interim fee of $300,000 for five months, in lieu of all other Board and Committee fees, including those described above.

AUDIT COMMITTEE REPORT

        The Audit Committee reviews the Company’s accounting policies and financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

        In this context, the Committee has met and held discussions with management and the independent accountants. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

        In addition, the independent accountants also provided to the Committee the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee has discussed with the independent accountants the firm’s independence. The Committee has also considered the compatibility of non-audit services provided by the independent accountants with their independence.

        In reliance on the reviews and discussions referred to above and other reviews and discussions the Committee deemed appropriate, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

The Audit Committee:

Edward H. Owlett L. J. Rowell, Jr. Neal C. Schneider (Chair)

COMPENSATION OF EXECUTIVE OFFICERS

        The following information is furnished for our Chief Executive Officer and the three most highly compensated executive officers of the Company and its principal subsidiaries, other than the Chief Executive Officer, at the end of 2003. The following table also includes information regarding two former executive officers who were not serving in that capacity at December 31, 2003.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($)

Vincent T. Donnelly	2003	593,750	90,000	49,960	(1)	67,000	44,547	(2)
President and Chief	2002	429,166	350,000	--		25,000	26,798
Executive Officer	2001	350,000	250,000	--		25,000	22,811

William E. Hitselberger*	2003	339,582	35,000	575	(3)	23,600	27,804	(4)
Senior Vice President and	2002	246,354	21,000	330		20,000	16,042
Chief Financial Officer

Robert L. Pratter	2003	367,500	36,800	702	(3)	25,000	36,994	(5)
Senior Vice President and	2002	363,854	5,000	4,107		25,000	28,937
General Counsel	2001	350,000	125,000	--		12,500	28,104

Stephen G. Tirney*	2003	450,000	--	704	(3)	67,000	499,710	(6)
President and Chief	2002	437,501	--	4,371		25,000	30,360
Operating Officer of PMA	2001	390,000	250,000	5,973		12,500	40,022
Re Management Company

John W. Smithson*	2003	700,000	--	12,500	(3)	160,810	1,541,200	(7)
Former President and	2002	700,000	--	17,330		100,000	46,364
Chief Executive Officer	2001	700,000	275,000	11,886		40,000	47,104

Frederick W. Anton III*	2003	700,000	--	6,485	(3)	--	4,975,008	(8)
Former Chairman of the	2002	700,000	--	14,440		--	100,803
Board	2001	700,000	--	14,343		--	210,400

_________________

* Mr. Hitselberger became an executive officer in 2002. Mr. Tirney resigned his employment effective January 11, 2004, and Messrs. Anton and Smithson resigned as executive officers on November 6, 2003.
(1)

Amount represents earnings on investment paid during 2003 under the Company’s Deferred Compensation Plan other than those offered under the Company’s 401(k) plan and tax payment reimbursements for certain benefits.

(2)

Amount represents Company contributions to its non-qualified 401(k) excess plan of $17,188, Company matching contributions to its 401(k) plan of $10,000, $5,139 of life insurance premiums paid by the Company, and $12,220 in earnings on investments not paid during 2003 under the Company’s Deferred Compensation Plan other than those offered under the Company’s 401(k) plan.

(3)	Amounts represent tax payment reimbursements for certain benefits.
(4)

Amount represents Company contributions to its non-qualified 401(k) excess plan of $9,250, Company matching contributions to its 401(k) plan of $6,271, $4,977 of life insurance premiums paid by the Company, and $7,306 in earnings on investments not paid during 2003 under the Company’s Deferred Compensation Plan other than those offered under the Company’s 401(k) plan.

(5)

Amount represents Company contributions to its non-qualified 401(k) excess plan of $8,375, Company matching contributions to its 401(k) plan of $10,000, and $9,123 of life insurance premiums paid by the Company and $9,496 in earnings on investments not paid during 2003 under the Company’s Deferred Compensation Plan other than those offered under the Company’s 401(k) plan.

(6)

Amount represents Company contributions to its non-qualified 401(k) excess plan of $12,500, Company matching contributions to its 401(k) plan of $10,000, $4,875 of life insurance premiums paid by the Company and $22,335 in earnings on investments not paid during 2003 under the Company’s Deferred Compensation Plan other than those offered under the Company’s 401(k) plan, and $450,000 paid in connection with his severance agreement. See “Employment and Termination Agreements” for further information.

(7)

Amount represents Company contributions to its non-qualified 401(k) excess plan of $25,000, Company matching contributions to its 401(k) plan of $10,000, $4,140 of life insurance premiums paid by the Company and $2,060 representing the term insurance portion and actuarial-determined benefit of split-dollar life insurance premiums paid by the Company. Also includes $1.5 million accrued for future salary payments pursuant to Mr. Smithson’s employment agreement. See “Employment and Termination Agreements” for further information.

(8)

Amount represents Company contributions to its non-qualified 401(k) excess plan of $25,000, Company matching contributions to its 401(k) plan of $10,000, $11,053 representing term insurance portion and actuarial-determined benefit of split-dollar life insurance premiums paid by the Company, and $28,955 in investments not paid during 2003 under the Company’s Deferred Compensation Plan other than those under the Company’s 401(k) plan. Also includes $4.9 million accrued for salary and retirement payments pursuant to Mr. Anton’s employment agreement. See “Employment and Termination Agreements” for further information.

Option/SAR Grants in Last Fiscal Year

        The following table sets forth certain information with respect to options to purchase shares of Class A common stock granted to the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2003.

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#) (1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($) (6)

Vincent T. Donnelly	67,000 (2)	13.1	9.14	5/28/13	326,290
William E. Hitselberger	23,600 (4)	4.6	9.14	5/28/13	114,932
Robert L. Pratter	25,000 (3)	4.9	9.14	5/28/13	121,750
Stephen G. Tirney	67,000 (2)	13.1	9.14	5/28/13	326,290
John W. Smithson	160,810 (5)	31.4	9.14	5/28/13	789,145
Frederick W. Anton III	--	--	--	--	--

__________

(1)

These options include a reload feature, which means that a new option is automatically granted for each share of stock that an employee uses to pay the exercise price of an option. Reload options become exercisable six months after their grant date and terminate on the expiration of the option to which they relate. The exercise price of a reload option is equal to the fair market value of our Class A common stock on the date the reload option is granted. Because reload options replace shares used to exercise an option, they maintain, but do not increase, an employee’s total ownership of our Class A common stock.

(2)	These options become exercisable for 22,110 shares on 5/28/05, 22,110 shares on 5/28/06 and 22,780 shares on 5/28/07.
(3)	These options become exercisable for 8,250 shares on 5/28/05, 8,250 shares on 5/28/06 and 8,500 shares on 5/28/07.
(4)	These options become exercisable for 7,788 shares on 5/28/05, 7,788 shares on 4/28/06, and 8,024 shares on 5/28/07.
(5)	These options become exercisable for 53,067 shares on 5/28/05, 53,067 shares on 5/28/06, and 54,676 shares on 5/28/07.
(6)

This is based on a binomial option-pricing model adapted for use in valuing executive stock options. Calculations of grant date present values for all options assume an option life of 10 years, a dividend yield of 4.6%, an expected price volatility of Class A common stock of 44.3% and a risk-free interest rate of 3.4%. The approach used in developing the foregoing assumptions is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price, so there is no assurance the value realized by an executive will be at or near the value estimated by the binomial option-pricing model. We believe that no model accurately predicts the future price of the Class A common stock or places an accurate present value on stock options.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information with respect to options to purchase shares of Class A common stock exercised by the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2003 and options held by those persons at December 31, 2003.

	Shares Acquired		Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
	on	Value
Name	Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Vincent T. Donnelly	--	--	159,250	117,250	--	--
William E. Hitselberger	--	--	21,960	50,640	--	--
Robert L. Pratter	--	--	30,625	66,875	--	--
Stephen G. Tirney	--	--	158,625	108,875	--	--
John W. Smithson	--	--	401,000	314,810	--	--
Frederick W. Anton III	50,000	$102,250	175,000	--	--	--
__________
(1)	The aggregate exercise price exceeded the aggregate market value as of December 31, 2003.

Pension Plans

        Under the PMA Capital Corporation Pension Plan, Supplemental Executive Retirement Plan (“SERP”) and Executive Management Pension Plan (“EMPP”), participants are entitled to benefits pursuant to the formula set forth under these plans. Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended, limit the benefits payable under the Pension Plan. In 2003, Section 415 generally limited annual payments to a participant under a qualified pension plan to $160,000, and Section 401(a)(17) limited the amount of compensation that could be used in calculating benefits under a qualified pension plan to $200,000.

        In general, the benefit payable under the SERP is the difference between the amount that would be payable under the Pension Plan without regard to the Code limits and the amount actually payable under the Pension Plan. The EMPP provides additional years of service credit to officers who are hired as at least vice presidents and meet the requirements for early retirement under the Pension Plan. Generally, the benefit payable under the EMPP for the additional years of service is based on the formula under the Pension Plan but without regard to both the limitations under Section 415 and 401(a)(17) of the Code and any increases in the participant’s starting salary.

        The Pension Plan and SERP benefits vest when the participant has 5 years of service. The EMPP benefit vests when the participant meets the requirement for early retirement under the Pension Plan. The benefit under the Pension Plan is equal to the sum of: (i) 1.5% of the participant’s compensation for the year ended December 31, 1994, plus 0.3% of the participant’s compensation for the year ended December 31, 1994 in excess of covered compensation multiplied by pre-1995 benefit service, and (ii) 1.5% of the participant’s compensation for each year of benefit service after December 31, 1994, plus 0.3% of the participant’s compensation in excess of covered compensation for each year of benefit service after December 31, 1994. Service under the Pension Plan is capped at 25 years. For purposes of the above formula, compensation consists of a participant’s base rate of pay, short-term disability pay and employee contributions made pursuant to a salary reduction agreement which are not includible in the participant’s gross income under Code Sections 125 and 402(e)(3), but does not include any bonus or incentive pay. Covered compensation consists of the average (without indexing) of the participant’s taxable wage bases in effect for each calendar year during the 35-year period ending on the last day of the calendar year in which the participant attains Social Security retirement age. In no event, however, will a participant’s benefit under the Pension Plan be less than the greater of the participant’s accrued benefit under the Pension Plan on December 31, 1992 or June 1, 1999.

        The Pension Plan is a qualified plan and benefits are payable from its trust. Both the SERP and the EMPP are non-qualified, unfunded, deferred compensation plans and, as such, the benefits under each constitute unsecured contractual obligations of the Company.

        The executive officers named in the Summary Compensation Table had the following years of service as of December 31, 2003: Mr. Donnelly, 12 years; Mr. Hitselberger, 7 years; Mr. Pratter, 4 years; Mr. Tirney, 28 years; Mr. Smithson, 32 years; and Mr. Anton, 41 years. Based upon the above formula and current years of service, the annual pension benefit accrued under the Pension Plan, the SERP and the EMPP, as of December 31, 2003, for each of the executive officers named in the Summary Compensation Table, without regard to vesting and assuming retirement at age 65, was: Mr. Donnelly, $105,152; Mr. Hitselberger, $41,645; Mr. Pratter, $55,716; Mr. Tirney, $131,773; Mr. Smithson, $244,327; and Mr. Anton, $474,795. Using the same assumptions, but also assuming constant earnings until age 65 and that our current named executive officers work for us until age 65, their projected annual pension benefits at age 65 would be: Mr. Donnelly, $209,812; Mr. Hitselberger, $131,257; and Mr. Pratter, $138,216. The amounts for Mr. Anton do not include other retirement payments that would be provided pursuant to his employment agreement described below.

Employment and Termination Agreements

        We had previously entered into employment agreements with Frederick W. Anton III, our former Chairman of the Board, and John W. Smithson, our former President and CEO. Mr. Anton retired as an employee effective March 1, 2004. Mr. Anton’s employment agreement commenced on May 1, 1999. Certain provisions of his employment agreement that commenced on May 1, 1999 (including the continuation of his annual salary) terminated on March 1, 2004. However, pursuant to the agreement, we are required to maintain split-dollar life insurance policies throughout his life providing death benefits of approximately $5.4 million on the life of Mr. Anton. Mr. Anton’s employment agreement also provides for the payment of retirement benefits. Specifically, Mr. Anton will receive monthly payments throughout his lifetime equal to 5% of his annual salary on the date of his retirement, which was $700,000. The employment agreement states that upon Mr. Anton’s retirement, we are required to establish an irrevocable trust and to make contributions to the trust sufficient to pay his retirement benefits as they become due. We, with Mr. Anton’s concurrence, are not presently taking such action.

        Mr. Smithson resigned as an executive officer in November 2003. Pursuant to his employment agreement that commenced April 1, 1995 and expires March 31, 2006, Mr. Smithson is entitled to receive a salary of not less than $670,000 per year. During the term of the employment agreement, Mr. Smithson may not engage in or have a material financial interest in any business that competes with our business as then conducted. In the event of Mr. Smithson’s death during the term of the agreement, Mr. Smithson’s survivors are entitled to 180 consecutive monthly payments of an amount equal to 25% of Mr. Smithson’s monthly salary as of the date of his death, reduced by the amount of any similar payments for disability paid to Mr. Smithson during his lifetime in the event Mr. Smithson becomes disabled during the employment term. Under the agreement, we are required to maintain a split-dollar life insurance policy in the face amount of $1,000,000 on the life of Mr. Smithson.

        On November 13, 2003, we entered into a severance agreement with Stephen G. Tirney in connection with his termination of employment on January 11, 2004. He received a severance payment of $450,000, which was equal to one year of salary. In addition, we agreed to subsidize his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended, (“COBRA”), until the earlier of one year or such time as he is no longer eligible for COBRA. In consideration for these benefits, Mr. Tirney agreed not to disclose any confidential information about our business and agreed to release us from any and all claims he may have had against us or our affiliates through the date that he executed the agreement.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES ON THE
COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY
FOR THE YEAR ENDED DECEMBER 31, 2003

        For the year ended December 31, 2003, the Compensation and Stock Option Committees of the Board of Directors made decisions regarding the aggregate compensation of the Company’s executive officers in the form of base salaries, cash bonuses and stock option awards.

        We have implemented compensation policies that are intended to support the Company’s overall objective of enhancing value for our shareholders. In addition, the Company’s compensation policies are designed to align executive compensation with the Company’s long-term business objectives and performance and to enable the Company to attract, retain and motivate executive officers whose leadership and contributions are critical to the Company’s long-term success. In furtherance of these objectives, the Company’s compensation program for executive officers includes the following elements:

•	Pay base salaries to executive officers that are reasonably competitive with base salaries paid by United States insurance companies (the “Peer Companies”) for comparable executive positions.

•

Reward the executive officers through the potential award of incentive cash bonuses based on pre-established, objective performance criteria related to the financial results of the Company and the business segment under each executive officer’s direct management and also taking into account the executive officer’s individual leadership, strategic management and contribution to the Company’s success.

•	Provide additional long-term incentive to executive officers and align their interests with the shareholders’ interests through the granting of stock-based compensation.

•	Compensate the executive officers on an equitable basis taking into consideration each individual’s degree of responsibility and contribution to the achievement of the Company’s overall objectives.

        In 2003, the Company had three components for the compensation paid to its executive officers: base salary, an annual incentive cash bonus and stock options. We considered and determined each element separately and collectively to ensure that the executive officers were appropriately compensated consistent with our basic compensation principles. In making these decisions, we reviewed survey data of the compensation paid by other insurers and by reinsurers generally and the Peer Companies for comparable executive positions. We targeted each executive’s aggregate compensation to the mean of the aggregate compensation paid by the Peer Companies for comparable executive positions.

        We have discussed in the following section the three elements of compensation for each of the executive officers in fiscal 2003, other than Mr. Donnelly, who is discussed subsequently in the body of this report.

Base Salary

        In determining base salary, we considered each executive officer’s value to the Company, his experience in the industry and performance with the Company. We also considered the base salary levels in effect for comparable executive positions with the Peer Companies.

Cash Bonus

        Under the Company’s Annual Incentive Plan, which was approved by shareholders in 2000, each executive officer may receive a maximum bonus equal to 200% of his or her base salary on January 1 of the preceding year, if pre-established objective performance goals are met. In 2003, we used an executive compensation consulting firm to advise us on bonus targets for each of the executive officers. Pursuant to the Annual Incentive Plan, we set pre-established, objective performance-based goals for the executive officers in February 2003 based upon operating income per share, as that term was defined by us. In February 2004, we compared the Company’s financial performance to these goals and determined that none of the pre-established objective performance goals had been met. Based upon this, we did not award incentive cash bonuses under the Annual Incentive Plan to the executive officers for 2003. However, after reviewing the expanded scope of responsibilities and the performance of the two executive officers of the Company in 2003 in connection with the Company’s efficient withdrawal from the reinsurance market and dealing with related events to that withdrawal, we decided to award the bonuses as set forth in the Summary Compensation Table above. The total cash compensation for the Company’s executives for fiscal year 2003 did not exceed the mean cash compensation paid by the Peer Companies for comparable executive positions.

Long-Term Incentive Awards

        The Stock Option Committee administered the Company’s equity incentive plans during 2003. We believe that the executive officers should have the opportunity to own Class A common stock of the Company to align their interests with the Company’s shareholders. Stock option awards provide this opportunity and also add an additional long-term incentive to executive officers and other key employees to further the Company’s growth, development and financial success. We have a policy of considering annual grants under the equity incentive plans to executive officers.

        In 2003, we granted options under the Company’s equity incentive plan to executive officers (including the Chief Executive Officer) at the time to purchase 343,410 shares of Class A common stock. In making these grants, the Stock Option Committee considered the number of options remaining available for grants under the stock option plans, the aggregate amount of options previously granted and the amount of options previously granted to each of the executive officers. All of the options granted in 2003 to the executive officers were at an exercise price that was no less than the fair market value of the Class A common stock on the date of grant. Options granted in 2003 vest over a four-year period with vesting beginning in the second year of the grant.

Compensation of Mr. Donnelly

        In evaluating Mr. Donnelly’s base salary for fiscal year 2003, we considered a variety of factors, including his willingness to assume expanded responsibilities within the Company as head of the interim-Office of the President, in addition to remaining President and Chief Operating Officer of The PMA Insurance Group, his long-term contributions to the Company, his strategic leadership, his relationships with the Company’s customers and distribution force, his stature in the insurance industry and his ongoing value to the Company and its shareholders. We also reviewed the base salary that the Peer Companies pay to their chief executive officers and the percentage relationship between base salary and short- and long-term incentive compensation. Based upon all of these factors, we concluded to increase Mr. Donnelly’s base salary from $450,000 to $600,000 per year during 2003.

        Because none of the pre-established objective performance goals that we established under the Annual Incentive Plan for the year ended December 31, 2003 were met, we did not pay any incentive cash bonus to Mr. Donnelly under the Annual Incentive Plan. Similar to the Company’s executive officers, after considering Mr. Donnelly’s role in the efficient withdrawal of the Company from the reinsurance business and related activities and his performance as chief executive officer, we decided to award him a bonus for 2003 of $90,000. The aggregate compensation paid to Mr. Donnelly for fiscal year 2003 did not exceed the mean amount paid to chief executive officers by the Peer Companies.

        In 2003, the Stock Option Committee also approved the award to Mr. Donnelly of options to purchase 67,000 shares of Class A common stock pursuant to the Company’s stock option plans at an exercise price that was no less than the fair market value of the Class A common stock on the date of grant. These options were granted prior to him assuming the role as head of the interim-Office of the President. The vesting schedule and other terms of all options granted to Mr. Donnelly were the same as described above for the other executive officers. These option awards were intended to strengthen the relationship between Mr. Donnelly’s future compensation opportunity and the creation of additional shareholder value.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation of over $1 million paid to a company’s chief executive officer and the four most highly compensated executive officers other than the chief executive officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. We currently intend to structure incentive compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. However, because of uncertainties as to the application and interpretation of Section 162(m) and its regulations, no assurance can be given that compensation intended to qualify as performance-based under Section 162(m) will actually do so. Further, we reserve the authority to award non-deductible compensation in certain circumstances that we deem appropriate.

Compensation Committee	Stock Option Committee

John W. Miller, Jr., M.D.	John W. Miller, Jr., M.D.
Edward H. Owlett	L. J. Rowell, Jr.
L. J. Rowell, Jr.

COMPARISON OF TOTAL RETURN ON OUR
CLASS A COMMON STOCK WITH CERTAIN INDICES

        The following graph provides an indicator of cumulative total shareholder return on our Class A common stock for the last five fiscal years compared with the cumulative total return of the Standard & Poor’s 500 Stock Index (the “S&P 500”), the Standard & Poor’s Supercomposite Property/Casualty Insurance Index (the “S&P Super P/C”) and the Standard & Poor’s Small Insurance Property/Casualty Index (the “S&P Small P/C”) for the same periods. The graph assumes that with respect to our Class A common stock, the S&P 500, the S&P Super P/C and the S&P Small P/C, $100 was invested on December 31, 1998, and all dividends were reinvested.

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003

PMA Capital	$100	$103.44	$91.81	$104.95	$80.21	$30.42
S&P 500	100	120.89	109.97	96.94	75.64	97.09
S&P Super P/C	100	73.86	113.08	102.83	91.89	115.57
S&P Small P/C	100	64.85	103.79	83.72	85.08	134.72

CERTAIN TRANSACTIONS

        As of December 31, 2003, PMA Foundation, which is a not-for-profit corporation qualified under Section 501(c)(6) of the Internal Revenue Code of 1986, as amended, and whose purposes include the promotion of the common business interests of its members and the economic prosperity of the Commonwealth of Pennsylvania, beneficially owned 5,242,150 shares, or 16.7%, of our Class A common stock. At March 8, 2004, PMA Foundation beneficially owned 2,165,471, or 6.9%, of our Class A Common Stock. During 2003, certain of our subsidiaries provided certain administrative services to PMA Foundation for which we and our subsidiaries received reimbursement. Total reimbursements in 2003 amounted to $13,000. PMA Foundation also leases its Harrisburg, Pennsylvania property from one of our subsidiaries under a monthly operating lease presently requiring rent payments of $25,000 per month and reimburses one of our subsidiaries for its use of other office space. In March 2004, our subsidiary sold the Harrisburg property to the Foundation for approximately $1.6 million, which we believe, based upon independent appraisals, represents the fair market value of the facility. In 2003, PMA Foundation paid a total of $304,000 in rent and related reimbursements to our affiliates.

        Directors James F. Malone III and Joseph H. Foster are members of law firms that furnished legal representation to us and our subsidiaries during 2003. In the opinion of our management, the amounts paid to such firms represented reasonable charges for the services rendered and were as fair as the charges would have been had such services been furnished by law firms unaffiliated with any of the directors. We paid approximately $646,000 in legal fees to Mr. Malone’s law firm, which exceeded five percent of his law firms’ gross revenues.

        At November 6, 2003, the date that Mr. Smithson resigned as an executive officer of the Company, he owed approximately $2,000,000, under the Company’s executive loan program, which expired on December 31, 2003. The executive loan program provided personal demand loans through a financial institution to our officers, which was collateralized by Class A common stock beneficially owned by the officer and a treasury security of one of our subsidiaries. The $2,000,000 principal amount was the largest amount outstanding during 2003. Interest accrues under the loan at a rate of 3.25% per annum. At February 29, 2004, Mr. Smithson owed approximately $1,815,480. At the time of his resignation, Mr. Smithson also had demand notes outstanding to the Company in the principal amount of $64,000 with a variable interest rate equal to the prime rate of interest. The largest amount outstanding under both demand notes during 2003 was $65,014. We are currently seeking repayment of all of Mr. Smithson’s outstanding indebtedness.

        For information regarding our obligations to Messrs. Anton and Smithson subsequent to their resignations as executives, please see “Employment and Termination Agreements” above.

        Our subsidiaries, in the ordinary course of their business, have had and may continue to have insurance transactions with our directors and the various businesses with which directors are associated. The insurance is written in accordance with rates and terms authorized for use in the applicable jurisdictions. In the opinion of our management, these transactions were in the ordinary course of our business and on terms as favorable as we would have negotiated with unaffiliated persons or entities.

ITEM 2. APPROVAL OF DIRECTORS STOCK COMPENSATION PLAN

Purpose of the Plan

        As discussed above under “Director Compensation,” in 2004, the Board of Directors engaged an independent compensation consultant to conduct a review of our Board’s compensation structure for non-employee directors as compared to other property and casualty insurance companies as well as companies across other industries. The purpose of the review was to allow the Board to determine if its current compensation structure was competitive with the director compensation of other companies. Based on the results of the review, the Board determined that the lack of an equity compensation component in the Board compensation structure created a competitive gap as compared to other companies and would negatively affect our ability to attract, motivate and retain highly qualified individuals to serve as directors. The Board also determined that adding an equity compensation component would better align the non-employee directors’ interests with those of shareholders. Accordingly, on March 10, 2004, the Board adopted, subject to shareholder approval at this Annual Meeting, the Directors Stock Compensation Plan.

Summary Description of the Directors Stock Compensation Plan

        This summary describes the material terms of the Plan. The full text of the Plan is attached as Appendix A to this proxy statement. We encourage you to read the Plan, as it is the legal document that sets forth the terms of the Plan.

                Shares Subject to Plan; Adjustments.

                Five hundred thousand shares of Class A common stock are reserved for issuance and are available for delivery to participants in connection with awards under the Plan. Shares issued under the Plan may be either treasury shares or newly issued shares. As discussed later, the Plan puts limits on certain of the awards that any one individual may receive in a particular year.

                The Board of Directors or the committee administering the Plan may adjust the number and kind of shares of stock covered by each outstanding award; the number and kind of shares of stock that have been authorized for issuance under the Plan; the annual per-person share limitations under the Plan; and the exercise price, grant price or purchase price and other affected terms of an award for any distribution (whether in the form of cash, stock or other property) stock split, stock dividend, combination, reclassification, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event. These adjustments will not enlarge the proportionate interest that the shares represented before the extraordinary event, but they will prevent an unfair reduction in the value of an award.

                Eligibility.

                Any member of the Board of Directors who is not one of our officers or employees or an officer or employee of one of our subsidiaries is eligible to be granted awards under the Plan. There are currently 12 non-employee directors. Any non-employee director who becomes an officer or employee of ours or one of our subsidiaries shall cease to be eligible for awards under the Plan for the time that they remain an officer or employee.

                Administration.

                The Compensation Committee of the Board of Directors will initially administer the Plan. Although the Board does not presently intend to designate another committee as the Plan administrator, it has the power to do so under the Plan. The Board of Directors may also administer the Plan. Subject to the terms and conditions of the Plan, the Committee has full and final authority to interpret the provisions of the Plan, select eligible non-employee directors to receive discretionary awards, determine the type and number of awards to be granted, specify times at which awards will be exercisable or settled, set other terms and conditions of awards, prescribe forms of award agreements, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations that may be necessary or advisable for the administration of the Plan. The Committee may delegate administrative functions to our employees.

                The Plan provides that Committee members and any person acting on delegated authority will not be personally liable, and will be fully indemnified, for any action or determination taken or made in good faith with respect to the Plan.

                The Committee may adopt reasonable share counting procedures to avoid double counting and make adjustments if the number of shares of stock actually delivered differs from the number of shares previously counted in connection with an award. Forfeited, terminated or expired awards of shares, as well as awards otherwise cancelled prior to delivery of any shares, will become available for future awards.

                Types of Awards.

                The Plan authorizes the Committee to grant the following types of awards:

•	stock in lieu of retainer,
•	restricted stock, and
•	stock options.

Stock in lieu of Retainer

                The Committee is authorized to grant stock in lieu of all or any part of the annual retainer or other fees paid to a non-employee director, subject to terms and conditions set by the Committee. However, no non-employee director may receive more than 10,000 shares of Class A common stock in lieu of retainer in any plan year. Any stock award in lieu of retainer must be held by the non-employee director for at least six months prior to any sale or transfer. The amount of Class A common stock awarded in lieu of retainer will be determined by dividing the cash amount of the retainer by the fair market value of the Class A common stock on the date of grant.

Restricted Stock.

                The Plan authorizes two different types of restricted stock awards. The first type is a formula grant of restricted stock. Under the Plan, each non-employee director automatically receives an award of restricted stock when he/she is first elected to the Board equal in value to $100,000 divided by the fair market value of the Class A common stock on the date he/she is first elected to the Board (rounded up to the nearest whole share). Notwithstanding the foregoing, a non-employee director first elected in 2004, but prior to the date the shareholders approve the Plan, will receive the award if shareholders approve the Plan. The restricted stock may not be sold, transferred or encumbered until applicable transfer restrictions lapse. The restrictions lapse as follows:

•	33% on the first anniversary of the grant date;
•	33% on the second anniversary of the grant date; and
•	34% on the third anniversary of the grant date.

                The second type of restricted stock grant is a discretionary grant. The Committee is authorized to grant restricted stock to non-employee directors. A discretionary award to any one non-employee director may not exceed 50,000 shares in any plan year. The Committee has the discretion to determine when and under what circumstances the restrictions on sale, transfer or encumbrance lapse.

                Restricted stock granted under the Plan will automatically vest (the restrictions lapse) upon termination of Board service by reason of disability, death or change of control. Upon termination of Board service for any other reason, restricted stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted stock will lapse in whole or in part, including in the event of termination of Board service resulting from specified causes. A non-employee director granted restricted stock generally has all of the rights of a shareholder, including the right to vote the shares and to receive dividends thereon.

Stock Options.

                The Committee is authorized to grant stock options, entitling the non-employee director to receive shares of Class A common stock upon exercise. The exercise price per share subject to an option is determined by the Committee, but must not be less than the fair market value of a share of Class A common stock on the date of grant. On March 1, 2004, the fair market value, based on the average of the high and low prices, of a share of our Class A common stock on the Nasdaq Stock Market was $5.55.

                The maximum term of each option, the times at which each option will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, except that no option may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, shares of Class A common stock, restricted stock, or other property having a fair market value equal to the exercise price, as the Committee may determine from time to time. The Committee may determine the methods of exercise and forms in which stock will be delivered in satisfaction of options including deferred delivery shares.

                Other Terms.

                Subject to the terms of the Plan, the Committee may settle awards under the Plan in cash, shares, other awards or other property in a single payment, in installments or a deferred basis. All awards will be non-transferable, except upon death or as may be permitted in individual cases for estate planning and similar purposes. Participants will not normally give consideration for awards under the proposed Plan, other than their services to us.

                The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of vesting periods of any award. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares or other property to be distributed will be withheld to satisfy withholding and other tax obligations.

                Unless waived by the Committee, a participant will forfeit all awards not then settled, if the participant engages in fraud, embezzlement, theft, commission of a felony, dishonest conduct in the course of his or her service on the Board or any other actions that are detrimental to us or any of our subsidiaries.

                Unless otherwise required by the Plan, if a change of control occurs, as defined in the Plan, the Committee may:

•	provide for the acceleration of any time periods relating to the exercise or realization of awards;

•	provide for our purchase of awards for an amount of cash equal to the amount which could have been obtained upon exercise or realization of the awards had they been exercisable or payable;
•	make adjustments to the awards then outstanding as the Committee deems appropriate to reflect a change of control; or
•	cause the awards then outstanding to be assumed, or new rights substituted by the surviving corporation in such a change of control.

                The Plan will terminate when no shares remain available for issuance and when we have no further obligations under outstanding awards. However, in no event may any awards be granted under the Plan after ten years from the last approval of the Plan by shareholders. Before termination, the Committee may amend, suspend or terminate the Plan without further shareholder approval unless any federal or state laws or the rules of the Nasdaq Stock Market, the American Stock Exchange or any other applicable stock exchange require such approval, but no amendment may have a negative effect on awards previously granted. Specifically, shareholders need not approve amendments that might increase the cost of the Plan. In its discretion, however, the Board may submit other amendments for shareholder approval.

Federal Income Tax Consequences

                The following is a brief summary of the principal federal income tax consequences of Plan awards under the Internal Revenue Code of 1986, as amended, or the Code and the Treasury regulations thereunder, all as in effect on the date of this proxy statement. The tax treatment described below does not take into account any changes in the Code or the Treasury regulations that may occur after the date of this proxy statement. It is not intended to be all inclusive or constitute tax advice, and, among other things, does not cover possible state or local tax consequences or federal tax withholding requirements.

                The grant of an option will create no federal income tax consequences for the participant or us. Generally, on the exercise of an option, the difference between the exercise price and the fair market value of the option shares is taxable to the participant as ordinary income. The use of Class A common stock to pay the exercise price of an option, if permitted under the applicable stock option agreement, will be treated as a like-kind exchange under Code Section 1036 to the extent that the number of shares received on the exercise does not exceed the number of shares surrendered. The participant will therefore recognize no gain or loss with respect to the surrendered shares, and will have the same basis and holding period with respect to the newly acquired shares (up to the number of shares surrendered) as with respect to the surrendered shares. To the extent that the number of shares received exceeds the number surrendered, the fair market value of such excess shares on the date of exercise, reduced by any cash paid by the participant upon such exercise, will be includible in the gross income of the participant. The participant’s basis in such excess shares will equal the fair market value of such shares on the date of exercise, and the participant’s holding period with respect to such excess shares will begin on the day following the date of exercise.

                A disposition of shares acquired by exercising an option will result in short-term or long-term capital gain or loss equal to the sale price minus the participant’s tax basis in such shares. The tax basis is the exercise price paid plus any amount previously taxed as ordinary income upon exercise of the award.

                We are normally entitled to a tax deduction equal to the amount taxed as ordinary income to the participant in accordance with the rules of Code Section 83. We will not be entitled to a tax deduction for amounts taxed as capital gain to the participant.

                In the case of restricted stock, the participant will be taxed on ordinary income equal to the fair market value of shares, cash or other property received. The tax will not accrue until the earlier of the date the restricted stock becomes transferable or the date the restricted stock ceases to be subject to a substantial risk of forfeiture, although the participant may elect, under Code Section 83(b) within 30 days of the date of transfer of the restricted stock to the participant, to be taxed at the time of such transfer. However, if the participant subsequently forfeits such shares or other property, the participant would not be entitled to any tax deduction, including a capital loss, for the value of the shares or other property on which he or she previously paid tax. We will be entitled to a tax deduction in an amount equal to the ordinary income taxed to the participant. To the extent a participant realizes capital gains, we are not entitled to any deductions for federal income tax purposes.

                The foregoing summary of the federal income tax consequences in respect of the Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences, including the application and effect of foreign, state and local tax laws.

New Plan Benefits

                In addition to the formula grants of restricted stock, if the Plan is approved by shareholders, the Board intends to initially require non-employee directors who beneficially own less than 100,000 shares of Class A common stock to receive 50% of the Annual Board Retainer in Class A common stock. Non-employee directors who beneficially own 100,000 or more shares of Class A common stock may elect to receive up to 50% of their Annual Board Retainer in Class A common stock. In addition, if the Plan is approved by shareholders, the Board intends to grant the Chairman of the Board a one-time grant of 50,000 shares of restricted stock, which will vest over two years. Accordingly, if the Plan is approved by shareholders, the non-employee director group would receive 160,513 shares of Class A common stock in 2004 with a dollar value of $890,847 (based on the fair market value of the Class A common stock on March 1, 2004 of $5.55 per share). This assumes each non-employee director who owns 100,000 or more shares of Class A common stock elects to receive the 50% of the Annual Retainer in stock.

Information Regarding Other Equity Compensation Plans

                The following table provides information with respect to compensation plans under which our equity securities are authorized for issuance as of December 31, 2003 and which are not subject to shareholder approval at the Annual Meeting:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,871,619	16.07	2,057,054 (1)

Equity compensation plans not approved by security holders	0	0	0

Total	2,871,619	16.07	2,057,054

(1) These securities are issuable under our 2002 Equity Incentive Plan, which was approved by shareholders at the 2002 Annual Meeting of Shareholders. The Plan authorizes the grant of stock options, stock appreciation rights, restricted stock, bonus stock or stock in lieu of other obligations, dividend equivalent rights or other stock-based awards and performance awards.

Vote Requirement

        Approval of the Directors’ Stock Compensation Plan will require the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting by the holders of the outstanding shares of Class A common stock. Abstentions and broker non-votes are not considered votes cast and will not have any effect on the vote to approve the Plan.

The Board of Directors recommends that you vote FOR this proposal.

ITEM 3. RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS

        On March 10, 2004, our Audit Committee appointed Deloitte & Touche LLP, as our independent auditors for the year ending December 31, 2004. Although not required, we request that you ratify this appointment. If you do not ratify this appointment, the Audit Committee will reconsider the appointment.

        Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate questions.

        The following table presents the aggregate fees for professional audit services rendered by our principal accountants for the years ended December 31, 2002 and December 31, 2003, and fees billed for other services during those periods.

	2002	2003
Audit Fees	$1,239,437	$2,077,100
Audit-Related Fees	$120,645	$195,600
Tax Fees	$87,180	$43,378
All Other Fees	$173,011	$150,020

        Audit Fees consist of fees for professional services rendered by our principal accountants for the audit of our annual financial statements and review of interim financial statements included in our quarterly reports or Form 10-Q and services normally provided by our principal accountants in connection with statutory and regulatory filings or engagements.

        Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees. This includes fees for services in connection with audits of benefit plans and review of registration statements and prospectuses.

        Tax Fees consist of fees for tax compliance, tax advice and tax planning. The services included assistance with tax compliance and reporting to both federal and state taxing authorities.

        All other services consisted of services in connection with documenting internal controls over financial reporting, internal audit services provided in 2002 and a communications consulting project performed in 2002.

        The Audit Committee approves all non-audit services to be performed by Deloitte & Touche LLP prior to its rendering such services. The Audit Committee has the discretion to delegate its pre-approval authority to one or more Committee members. The Audit Committee has delegated this authority to the Chairman of the Committee provided that the Chairman may only approve fees for such services of up to $100,000.

Change of Accountants

        On April 2, 2003, the Audit Committee of our Board of Directors met and decided to dismiss our independent auditors for the fiscal year ended December 31, 2002, PricewaterhouseCoopers LLP (“PwC”) and appointed Deloitte & Touche LLP as our independent auditors effective on the same date.

        The reports of PwC and Deloitte & Touche LLP on our consolidated financial statements as of and for the years ended December 31, 2002 and 2003, respectively, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the year ended December 31, 2001, there were no disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K) between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

        During the year ended December 31, 2002 and through April 2, 2003, there was a difference of opinion between us and PwC related to the reasonableness of the recorded liability for unpaid losses and loss adjustment expenses (“LAE”) of PMA Re, our reinsurance operations, at December 31, 2002, which is deemed a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K). However, this disagreement was resolved to the satisfaction of PwC prior to the release of our 2002 earnings. In the course of PMA Re’s routine year-end reserve study, its actuaries determined during the fourth quarter that PMA Re’s reserves needed to be increased. PwC and we differed on the amount of the reserve increase. The difference was resolved by PMA Re increasing its unpaid loss and LAE reserves by $28 million above management’s initial estimate. This contributed to a fourth quarter 2002 increase of $86 million in PMA Re’s unpaid loss and LAE reserves at December 31, 2002 for prior accident years. The Company’s unpaid loss and LAE reserves were $2.45 billion at December 31, 2002.

        There were no “reportable events” (as that term is used in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years preceding the dismissal of PwC and through April 2, 2003.

        We provided PwC with a copy of the foregoing disclosures and requested that PwC furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the foregoing disclosures. Our current report on Form 8-K dated April 2, 2003 included as Exhibit 16 a letter from PwC, dated April 3, 2003, stating that PwC agrees with the foregoing disclosures. We have authorized PwC to respond fully to the inquiries of Deloitte & Touche concerning the subject matter of the above-referenced disagreement.

        During the two fiscal years prior to engaging Deloitte & Touche LLP and through April 2, 2003, neither we nor anyone on our behalf, consulted Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, regarding the type of audit opinion that might be rendered on our financial statements or regarding “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) or any “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Vote Requirement

        Ratification of the independent auditors will require the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting by the holders of outstanding shares of Class A common stock. Abstentions and broker non-votes are not considered votes cast and will not have any effect on the vote to ratify the appointment of independent auditors.

The Board of Directors recommends that you vote FOR this proposal.

OTHER MATTERS

        The Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in this proxy statement, but if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934 requires that our executive officers and directors, as well as persons who own more than 10% of a class of our equity securities, file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with us and the Securities and Exchange Commission. Based upon written representations we have received from our executive officers and directors and the reports filed with us during 2003, we believe that all such filings required during 2003 were made on a timely basis, except one inadvertent late report filed by Dr. Miller, which disclosed one transaction.

ANNUAL REPORT

        A copy of our 2003 Annual Report to Shareholders is being mailed to you with this proxy statement.

DEADLINES FOR SHAREHOLDER PROPOSALS

        If you wish to submit a proposal for inclusion in our proxy statement for our 2005 Annual Meeting of Shareholders, you must deliver the proposal in writing to our Secretary at our principal executive offices at 1735 Market Street, Suite 2800, Philadelphia, Pennsylvania 19103-7590, no later than December 11, 2004. Any shareholder who wishes to present a proposal from the floor of the 2004 Annual Meeting must notify our Secretary in writing of the proposal not later than the close of business on January 10, 2005. The notice must also include the other information specified in our Bylaws. Any shareholder who wishes to introduce a proposal should consult our Bylaws and applicable proxy rules of the Securities and Exchange Commission.

        If you wish to nominate someone for the Board of Directors at an Annual Meeting, you must notify our Secretary in writing of the nomination not later than the close of business on January 10, 2005. The notice must include certain information about the shareholder and nominee as specified in our Bylaws. Each nominee must also provide our Secretary with a written consent to serve if elected.

By Order of the Board of Directors,

April 9, 2004	Neal C. Schneider Chairman of the Board

APPENDIX A

PMA CAPITAL CORPORATION

DIRECTORS STOCK COMPENSATION PLAN

PMA CAPITAL CORPORATION

DIRECTORS STOCK COMPENSATION PLAN

        1. PURPOSE. The purpose of this Directors Stock Compensation Plan (the “Plan”) is to assist PMA Capital Corporation, a Pennsylvania corporation (the “Company”), in attracting, retaining and motivating Non-employee Directors (as defined below) and promoting the creation of long-term value for shareholders by closely aligning the interests of Non-employee Directors with those of shareholders.

        2. DEFINITIONS. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

               (a) “Award” means any Option or Restricted Stock award, together with any related right or interest, granted to a Non-employee Director under the Plan.

               (b) “Beneficiary” means the legal representatives of the Non-employee Director’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Non-employee Director’s Award upon a Non-employee Director’s death, provided that, if and to the extent authorized by the Committee, a Non-employee Director may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Non-employee Director in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Non-employee Director’s Award upon such Non-employee Director’s death. Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Non-employee Director’s spouse shall be subject to the written consent of such spouse.

               (c) “Board” means the Company’s Board of Directors.

               (d) “Business Day” means any day on which the Nasdaq Stock Market or any other exchange on which the Stock is then trading is open for trading.

               (e) “Change in Control” and related terms have the meanings specified in Section 8.

               (f) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or Treasury regulations (including a proposed regulation) thereunder shall include any successor provisions and regulations.

               (g) “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that the number of members of the Committee and their qualifications shall at all times satisfy the requirements for exemption under Rule 16b-3. The full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

               (h) “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code.

               (i) "Effective Date" means the effective date specified in Section 10(n).

               (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

               (k) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the average of the high and low prices per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the date on which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported.

               (l) “Non-employee Director” means any member of the Board who is not an officer or employee of the Company or any of its Subsidiaries.

               (m) “Option” means a right, granted to a Non-employee Director under Section 6(e), to purchase Stock or other Awards at a specified price during specified time periods.

               (n) “Plan Year” means the period commencing on the Effective Date and ending the next following December 31st, thereafter, the calendar year.

               (o) “Retainer” means the annual Board retainer, Board committee retainer and Board and committee meeting fees, paid to a member of the Board.

               (p) “Retirement” means termination of Board service on or after age 65 with the consent of a majority of the members of the Board other than the retiring Non-employee Director.

               (q) “Restricted Stock” means Stock granted to a Non-employee Director under Section 6(c) and 6(d) which is subject to certain restrictions and to a risk of forfeiture.

               (r) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Non-employee Directors, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

               (s) “Stock” means the Company’s Class A Common Stock, par value $5.00 per share, or any successor class of common stock.

               (t) “Subsidiaries” means those corporations 50% or more of whose voting stock is owned or controlled, directly or indirectly, by the Company and those corporations, partnerships and joint ventures in which the Company owns directly or indirectly 50% or more interest.

        3. ADMINISTRATION.

               (a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Non-employee Directors to receive discretionary Awards, to determine the type and number of discretionary Awards to be granted, to determine the dates on which Awards may be exercised or settled and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Non-employee Director), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; ensure that awards continue to qualify under Rule 16b-3; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Non-

employee Directors, Beneficiaries, transferees under Section 10(b) and other persons claiming rights from or through a Non-employee Director, and shareholders.

               (b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3. The Committee may appoint agents to assist it in administering the Plan.

               (c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer or other employee of the Company or a subsidiary, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or other employee of the Company or a subsidiary acting at the direction or on behalf of the Committee or a delegatee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

        4. STOCK SUBJECT TO PLAN.

               (a) Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 500,000. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

               (b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Shares subject to an Award that is canceled, expired, forfeited, or otherwise terminated without a delivery of shares to the Non-employee Director will again be available for Awards.

        5. ELIGIBILITY. Awards may be granted under the Plan only to Non-employee Directors. Any Non-employee Director who becomes an officer or employee of the Company or any of its Subsidiaries, shall cease to be eligible for Awards under the Plan for so long as such person remains an officer or employee.

        6. AWARDS UNDER THE PLAN.

               (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of service by the Non-employee Director and terms permitting a Non-employee Director to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Pennsylvania Business Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

               (b) Stock in Lieu of Retainer. The Committee is authorized to grant Stock in lieu of all or any part of the Retainer payable to a Non-employee Director, subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Non-employee Director may receive in excess of 10,000 shares of Stock in any Plan Year pursuant to a grant under this paragraph (b). Further, any Stock granted to a Non-employee Director in lieu of all or any part of the Retainer must be held by the Non-employee Director for at least six months prior to any sale or transfer. The amount of Stock granted hereunder shall be determined by dividing the cash amount of the Retainer to be paid in Stock by the Fair Market Value of the Stock on the day prior to the date of grant.

               (c) Formula Grant of Restricted Stock.

                             (i) Formula Grant. Each Non-employee Director shall receive an Award of Restricted Stock, subject to the terms and conditions set forth below, when he/she is first elected to the Board (“Formula Grant”). The number of shares of Restricted Stock shall be equal to $100,000 divided by the Fair Market Value of the Stock on the date he/she is first elected to the Board (rounded up to the nearest whole share). Notwithstanding the foregoing, a Non-employee Director first elected in 2004, but prior to the Effective Date shall receive such award upon, and which shall be valued as of, the Effective Date.

                             (ii) Restrictions. The restrictions (the "Restrictions") set forth herein shall apply to each Formula Grant of Restricted Stock for the period (“Restricted Period”) from the date of grant until the Restrictions lapse as follows:

•	33% on the first anniversary of the grant date;
•	33% on the second anniversary of the grant date; and
•	34% on the third anniversary of the grant date.

A Non-Employee Director receiving a Formula Grant of Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon subject to the following Restrictions: (i) the Non-employee Director shall not be entitled to delivery of a certificate relating to the Restricted Stock until the expiration of a Restricted Period; and (ii) during a Restricted Period, none of the Restricted Stock nor any interest on rights therein shall be subject to disposition by sale, gift, transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law or by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) or shall be liable for the debts, contracts or engagements of you or your successors in interest and any attempted disposition thereof shall be null and void and of no effect.

                             (iii) Forfeiture. Upon termination of Board service by reason of Disability, Death or Change of Control, a Formula Grant of Restricted Stock granted to a Non-employee Director shall immediately vest. Upon termination of Board service during a Restricted Period for any other reason, a Formula Grant of Restricted Stock that is at that time subject to Restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that Restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of termination of Board service resulting from specified causes.

                             (iv) Certificates for Stock. Certificates representing Restricted Stock received under a Formula Grant shall be registered in the name of the Non-employee Director, but the Company or a custodian appointed by the Company shall retain physical possession of the certificates, and the Non-employee Director shall deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock. Following the lapse of a Restricted Period, a stock certificate for the value of Restricted Stock for which Restrictions have lapsed shall be delivered to the Non-employee Director or his/her beneficiary or estate, as the case may be.

                             (v) Dividends and Stock Splits. A Non-employee Director who holds Restricted Stock pursuant to a Formula Grant shall receive any cash dividends to the extent that cash dividends are paid on the Stock. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to Restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

               (d) Discretionary Grants of Restricted Stock. The Committee is also authorized to grant Restricted Stock (“Discretionary Grant”) to Non-employee Directors on the following terms and conditions:

                             (i) Grant and Restrictions. A Discretionary Grant of Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Non-employee Director receiving a Discretionary Grant of Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon.

                             (ii) Per Person Limitation. Notwithstanding the above, no Discretionary Grant to any individual Non-employee Director shall exceed 50,000 shares of Restricted Stock in any Plan Year.

                             (iii) Forfeiture. Upon termination of Board service by reason of Disability, Death or Change of Control, the restrictions on a Discretionary Grant of Restricted Stock granted to a Non-employee Director shall immediately lapse. Upon termination of Board service for any other reason, a Discretionary Grant of Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of termination of Board service resulting from specified causes.

                             (iv) Certificates for Stock. Certificates representing Restricted Stock received under a Discretionary Grant shall be registered in the name of the Non-employee Director, but the Company or a custodian appointed by the Company shall retain physical possession of the certificates, and the Non-employee Director shall deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock. Following the lapse of restrictions, a stock certificate for the value of Restricted Stock for which restrictions have lapsed shall be delivered to the Non-employee Director or his/her beneficiary or estate, as the case may be.

                             (v) Dividends and Stock Splits. A Non-employee Director who holds Restricted Stock pursuant to a Discretionary Grant shall receive any cash dividends to the extent that cash dividends are paid on the Stock. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

               (e) Options. The Committee is authorized to grant Options to Non-employee Directors on the following terms and conditions:

                             (i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair

Market Value of a share of Stock on the date of grant of such Option, and in no event less than the par value of the Stock.

                             (ii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option therewith exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 10(j)), including, without limitation, cash, Stock or Restricted Stock, or other property, and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Non-employee Directors (including deferred delivery of shares representing the Option “profit,” at the election of the Non-employee Director or as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

                             (iii) Option Replacements; Repricing. Without prior approval of the Company's shareholders, the Committee may not cancel a previously granted Option and grant a replacement Option if the new Option exercise price is lower than that of the canceled Option.

        7. CERTAIN PROVISIONS APPLICABLE TO AWARDS.

               (a) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Section 10(j)) and any applicable Award document, payments to be made by the Company upon the exercise of an Option or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Subject to the terms of the Plan, the exercisability, lapsing of Restrictions, expiration of vesting periods, and other settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (subject to Section 10(j)). Installment or deferred payments may be required by the Committee (subject to Section 10(e)) or permitted at the election of the Non-employee Director on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest or investment return (based on predetermined actual investments (whether actually invested therein)) on installment or deferred payments.

               (b) Exemptions from Section 16(b) Liability. The Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to a Non-employee Director is exempt under Rule 16b-3 of the Exchange Act or otherwise not subject to liability under Section 16(b), except that this provision shall not limit sales by a Non-employee Director, and a Non-employee Director may engage in other non-exempt transactions under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award (subject to Section 10(j)) in order to avoid a Non-employee Director incurring liability under Section 16(b) of the Exchange Act.

        8. CHANGE OF CONTROL.

               (a) Generally. Unless otherwise provided under the Plan, the Committee may, in its discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change of Control:

                             (i) provide for the acceleration of any time periods relating to the exercise or realization of such Awards, so that such Awards may be exercised or realized in full on or before a date fixed by the Committee;

                             (ii) provide for the purchase of such Awards, upon the Non-employee Director's request, for an amount of cash equal to the amount which could have been obtained upon the exercise or realization of such Awards had such Awards been currently exercisable or payable;

                             (iii) make such adjustment to the Awards then outstanding as the Committee deems appropriate to reflect such Change of Control; or

                             (iv) cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such Change of Control.

        The Committee may, in its discretion, include such further provisions and limitations in any Award agreement as it may deem equitable and in the best interests of the Company.

               (b) Definition. “Change of Control” means a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Exchange Act, or Item 1(a) of a Current Report on Form 8-K or any successor rule, whether or not the Company is then subject to such reporting requirements; provided that, without limitation, such a Change of Control shall be deemed to occur if:

                             (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or first becomes the “beneficial owner” (as determined for purposes of Regulation 13D-G under the Exchange Act as currently in effect), directly or indirectly, in a transaction or series of transactions, of securities of the Company representing more than 50% of the voting power of the Company’s voting capital stock (the “Voting Stock”); or

                             (ii) The consummation of a merger, or other business combination after which the holders of the Voting Stock do not collectively own 50% or more of the voting capital stock of the entity surviving such merger or other business combination, or the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of the Company; or

                             (iii) At any time individuals who were either nominated for election by the Board or were elected by the Board cease for any reason to constitute at least a majority of the Board.

        Any good faith determination by the Committee as to whether a Change of Control within the meaning of this Section has occurred shall be conclusive and binding on the Non-employee Directors.

        9.  FORFEITURE FOR DISHONESTY.

               (a) Forfeiture. Notwithstanding anything to the contrary in the Plan, if the Non-employee Director engages in fraud, embezzlement, theft, commission of a felony, dishonest conduct in the course of his/her service on the Board that damages the Company or any Subsidiary or any other actions that are detrimental to the Company or any Subsidiary, the Non-employee Director shall immediately forfeit all Restricted Stock subject to any restrictions, all Restricted Stock to which any restrictions have lapsed but that the Company has not yet delivered, all unexercised Options and all exercised Options with respect to which the Company has not yet delivered the certificates. The decision of the Committee in interpreting and applying the provisions of this Section 9 (a) shall be final. No decision of the Committee, however, shall affect the finality of the discharge or termination from Board service of such Non-employee Director by the Company or any Subsidiary in any manner.

               (b) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by the Chairman of the Committee or his designee or if there is no Chairman, each member of the Committee or the Committee’s designee. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

        10. GENERAL PROVISIONS.

               (a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Non-employee Director to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change of Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Non-employee Director than existed on the 90th day preceding the Change of Control.

               (b) Assignability.

                             (i) No Assignment. No Award, including any right to receive Stock, shall be assignable or transferable by a Non-employee Director except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect. Any right to receive Stock or any other Award shall be exercisable during a Non-employee Director’s lifetime only by the Non-employee Director or by his/her guardian or legal representative.

                             (ii) Certain Assignments. Notwithstanding Section 10(b)(i), the Committee shall have the authority, in its sole discretion, to grant (or to sanction by way of amendment of an existing grant) Awards (other than Restricted Stock) which may be transferred by the Non-employee Director during his lifetime to any “family member” of the Non-employee Director, which shall include a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, siblings, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Non-employee Director’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Non-employee Director) control the management of assets, and any other entity in which these persons (or the Non-employee Director) own more than 50% of the voting interests. No Award may be transferred for value. The following transfers are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than 50% of the voting interests are owned by family members (or the Non-employee Director) in exchange for an interest in that entity. In the case of a new Award, the written documentation containing the terms and conditions of such Award shall state that it is transferable, and in the case of an amendment to an existing Award, such amendment shall be in writing. An Award transferred as contemplated in this Section 10(b)(ii) may not be subsequently transferred by the transferee without further Committee approval (except for transfers back to the original grantee) except by will or the laws of descent and distribution and shall continue to be governed by and subject to the terms and limitations of the Plan and the relevant grant. However, the Committee, in its sole discretion at the time that the transfer is approved, may alter the terms and limitations of the relevant Award and establish such additional terms and conditions as it shall deem appropriate.

               (c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock that have been authorized for issuance under the Plan, (ii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards, (iii) the annual per person share limitations, and (iv) the exercise price, grant price or purchase price relating to any Award or other affected terms of an Award.

               (d) Tax Provisions.

                             (i) Withholding. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock to a Non-employee Director, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and a Non-employee Director to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Non-employee Director’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld. The value of any remitted Stock shall be its Fair Market Value on the day it is remitted.

                              (ii) Requirement of Notification of Code Section 83(b) Election. If any Non-employee Director shall make an election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States, such Non-employee Director shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

               (e) Changes to the Plan. The Committee may amend, suspend or terminate the Plan without the consent of shareholders or Non-employee Directors; provided, however, that any amendment to the Plan shall be submitted to the Company’s shareholders for approval not later than the earliest annual meeting for which the record date is after the date of such Committee action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other amendments to the Plan to shareholders for approval; and provided further, that, without the consent of an affected Non-employee Director, no such Committee action may materially and adversely affect the rights of such Non-employee Director under any outstanding Award.

               (f) Right of Setoff. The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate may owe to the Non-employee Director from time to time, including amounts payable in connection with any Award, owed to the Non-employee Director, such amounts as may be owed by the Non-employee Director to the Company, including but not limited to, amounts owed under Section 9(a), although the Non-employee Director shall remain liable for any part of the Non-employee Director’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Non-employee Director agrees to any deduction or setoff under this Section 10(f).

               (g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a

Non-employee Director or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Non-employee Director any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Non-employee Director.

               (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable.

               (i) Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

               (j) Certain Limitations Relating to Accounting Treatment of Awards. Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan is limited to the extent necessary to ensure that any Award of a type that the Committee has intended to be subject to fixed accounting with a measurement date at the date of grant or the date performance conditions are satisfied under APB 25 shall not become subject to “variable” accounting solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding despite such “variable” accounting.

               (k) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

               (l) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as

                             (i) giving any Non-employee Director the right to continue as a Director,

                             (ii) interfering in any way with the right of the Board to terminate any Non-employee Director's service at any time,

                             (iii) giving a Non-employee Director any claim to be granted any Award under the Plan or to be treated uniformly with other, or Non-employee Directors, or

                             (iv) conferring on a Non-employee Director any of the rights of a shareholder of the Company unless and until the Non-employee Director is duly issued or transferred shares of Stock in accordance with the terms of an Award. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Non-employee Director any rights or remedies thereunder.

               (m) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

               (n) Plan Effective Date and Termination. The Plan shall be deemed effective on the day the shareholders approve the Plan at a duly held meeting of shareholders. Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan; provided, however, that no Award may be granted under the Plan on a date that is more than ten years from the last approval of the Plan by shareholders.

               (o) Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, shall assume the liabilities of the Company under this Plan and perform any duties and responsibilities in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

®

1735 Market Street, Suite 2800
Philadelphia, PA 19103-7590

PMA CAPITAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 12, 2004

THIS PROXY/VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Charles A. Brawley, III, William E. Hitselberger and Robert L. Pratter, each or any of them, proxies of the undersigned, with full power of substitution, and each of them is hereby authorized to represent the undersigned and to vote all shares of Class A Common Stock of PMA Capital Corporation (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Pyramid Club, 1735 Market Street, 52nd floor, Philadelphia, Pennsylvania 19103 on Wednesday, May 12, 2004, at 9:00 a.m., local time, and at any adjournment thereof.

        This proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made by a record holder, this proxy/voting instruction will be voted FOR the nominees for director set forth in Item 1 and FOR the proposals in Items 2 and 3. The proxy/voting instruction also covers all shares as to which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the Trustee under the Company's 401(k) Plan. If no voting instruction is given to the Trustee, the Trustee will vote your shares on a pro rata basis based on the votes of other 401(k) Plan participants.

PMA CAPITAL CORPORATION
P.O. BOX 11115
NEW YORK, N.Y. 10203-0115

(Continued, and to be marked, dated and signed on other side)

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	[X] Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

Item 1 Election of Directors.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the "Exceptions" box and strike a line through the nominee's name.)

FOR ALL	[ ]	WITHHOLD FOR ALL	[ ]	EXCEPTIONS	[ ]

Nominees:	Thomas J. Gallen Richard Lutenski John W. Miller, Jr. Edward H. Owlett Neal C. Schneider

		FOR	AGAINST	ABSTAIN

Item 2	Approval of PMA Capital Corporation
	Directors Stock Compensation Plan.	[ ]	[ ]	[ ]

Item 3	Ratification of Deloitte & Touche LLP
	as independent auditors for 2004.	[ ]	[ ]	[ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

To change your address, please mark this box.	[ ]

To include any comments, please mark this box.	[ ]

S C A N L I N E

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here